Exhibit 10.14

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT, made as of the 1st day of January, 2017, between FEDEX CORPORATION (“FedEx”) and T. Michael Glenn (“Consultant”).

RECITALS

1.	Consultant has retired from FedEx at close of business on December 31, 2016.

2.	FedEx desires to engage Consultant to perform the services described in this Agreement.

3.	Consultant is willing and able to perform the services for FedEx in accordance with the terms of this Agreement.

FOR AND IN CONSIDERATION of the mutual covenants contained in this Agreement, FedEx and Consultant (the “Parties”) agree as follows:

SECTION 1. SCOPE OF WORK. In consideration of FedEx’s payments under this Agreement, Consultant shall perform in accordance with the terms of this Agreement the services described in Exhibit “A” (the “Work”).

SECTION 2. TERM.

(a) The term of this Agreement (the “Term”) shall commence on January 1, 2017 and shall expire, unless earlier terminated, on December 31, 2021 (the “Completion Date”).

(b) FedEx and Consultant shall each have the unlimited right to terminate this Agreement before the Completion Date by giving ninety (90) days prior written notice to the other party. In such event, Consultant shall be entitled to the Consideration set forth in Section 3 hereof and Reimbursables actually incurred as of the effective date of termination.

SECTION 3. CONSULTANT’S CONSIDERATION. In consideration of Consultant’s performance of the Work in accordance with this Agreement, FedEx shall pay Consultant consideration (the “Consideration”) as set forth in Exhibit B.

SECTION 4. TAXES. Unless otherwise provided in Exhibit “B”, the Consideration includes the amount of any present or future sales, use, excise or other similar transaction taxes applicable to the performance of the Work or any transfers under this Agreement (together “Taxes”), and FedEx shall have no responsibility for the payment of any such Taxes.

SECTION 5. REIMBURSABLES. In addition to the Consideration, FedEx shall reimburse Consultant for reasonable and necessary expenses incurred by Consultant in the performance of the Work on a basis consistent with that of FedEx Executive Management (“Reimbursables”). Reimbursables for travel expenses will be paid only in accordance with FedEx’s policy for the payment of travel expenses to its own employees, a copy of which will be provided to Consultant upon request. FedEx shall make available to Consultant reasonable administrative assistance and provide certain other perquisites as set forth on Exhibit B.

SECTION 6. INVOICES AND PAYMENT.

(a) Consultant shall submit to FedEx an invoice for Reimbursables incurred during the invoice period. Consultant’s invoices must be accompanied by copies of invoices from its subcontractors, suppliers, materialmen, and vendors (if any), together with complete documentation of any Reimbursables claimed and any other documentation as may be requested by FedEx for its proper review of Consultant’s invoice.

(b) FedEx shall promptly review Consultant’s invoice and approve for payment such amounts as FedEx reasonably determines to be properly due under the Agreement. Payment by FedEx shall be made within thirty (30) days of FedEx’s receipt and approval of Consultant’s invoice. FedEx shall state in writing its reason for withholding any or all of the moneys requested by Consultant.

SECTION 7. RIGHT OF AUDIT. Consultant shall keep full and accurate records and documentation to substantiate the amounts claimed in any invoice, which records shall be made available to FedEx at all times. In addition, Consultant’s records shall be open to audit by FedEx or any authorized representative of FedEx during the Term of this Agreement and until two (2) years after completion of the Work or earlier termination of this Agreement, whichever occurs first.

SECTION 8. RIGHT TO WITHHOLD PAYMENTS. In addition to its rights to withhold payments under Sections 5 and 6 herein, FedEx may withhold any payment in whole or in part to protect itself from (i) defective or unsatisfactory performance of the Work by Consultant, (ii) third-party claims filed or reasonable evidence indicating probable filing of third-party claims arising from Consultant’s performance of the Work, (iii) failure of Consultant to make payments properly to any of its subcontractors, or (iv) evidence of fraud, overbilling or over-payment discovered upon audit. Additionally, FedEx shall have the right to recover any amounts previously paid in error or to withhold or set-off moneys from future payments as FedEx deems reasonably necessary to recover any amounts previously paid in error or to protect itself against charges associated with services not performed in accordance with this Agreement.

SECTION 9. INDEPENDENT CONTRACTOR RELATIONSHIP. The Parties intend that an independent contractor relationship will be created by this Agreement. FedEx is interested only in the results of Consultant’s work and shall not exercise any control over the conduct or supervision of the Work or the means of its performance. Consultant shall have full responsibility for the payment of all federal, state, and local taxes and contributions, including penalties and interest, imposed against Consultant pursuant to unemployment insurance, social security, income tax, workers’ compensation or any other similar statute, and Consultant shall be solely responsible for any liability to third-parties resulting from the negligent or intentional acts or omissions of Consultant, its agents, employees or subcontractors arising from or occurring in the course of the Work.

SECTION 10. DISCLOSURE OF INFORMATION.

(a) Consultant acknowledges that certain of FedEx’s valuable, confidential and proprietary information may come into Consultant’s possession. Accordingly, Consultant agrees that all such information furnished to Consultant by FedEx shall remain the exclusive property of FedEx, and agrees to hold all information he obtains from or about FedEx in strictest confidence, not to use such information other than for the performance of the Work, and to cause any of Consultant’s employees or subcontractors to whom such information is transmitted to be bound to the same obligation of confidentiality to which Consultant is bound. Consultant shall not communicate FedEx’s information in any form to any third party without FedEx’s prior written consent. In addition, Consultant agrees that it will conform to the provisions of applicable securities laws in connection with its use of any confidential information. In the event of any violation of this provision, FedEx shall be entitled to preliminary and permanent injunctive relief as well as an equitable accounting of all profits or benefits arising out of such violation, which remedy shall be in addition to any other rights or remedies to which FedEx may be entitled.

(b) Within ten (10) days of the expiration or earlier termination of this Agreement, if requested, Consultant shall return all originals and copies of any confidential information originally disclosed by FedEx to Consultant which has been fixed in any tangible means of expression.

(c) Consultant understands that nothing contained in this Agreement limits Consultant’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Consultant further understands that this Agreement does not limit Consultant’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to FedEx. This Agreement does not limit Consultant’s right to receive an award for information provided to any Government Agencies or to engage in any future activities protected under whistleblower statutes.

SECTION 11. OWNERSHIP OF DOCUMENTS.

(a) Consultant agrees that all compositions of matter (or improvements thereof), techniques, drawings, specifications, renderings and all other documents, data and materials (“Materials”) in any way related to the Work produced by Consultant for FedEx pursuant to this Agreement shall be the sole property of FedEx and shall be delivered to FedEx upon its request, but in any event upon the expiration or earlier termination of this Agreement.

(b) Except as provided in Exhibit B, all property and Materials originated, developed or owned by FedEx prior to the commencement of this Agreement, and furnished to Consultant by FedEx in the performance of Consultant’s obligations under this Agreement, shall remain the sole property of FedEx.

(c) Consultant hereby assigns to FedEx any right now held or hereafter acquired by Consultant in the Materials including, but not limited to, any copyright, patent or other statutory or common law protection. Consultant agrees to assist FedEx in every proper way to obtain and, from time to time, enforce any copyrights, patents or other statutory or common law protections for the Materials, including but not limited to, the execution of all documents necessary for FedEx to apply for and obtain such copyrights, patents and other statutory or common law protections and enforcing the same, together with any assignments thereof to FedEx. Consultant agrees that the obligations stated under this Section 11 shall survive the expiration or earlier termination of this Agreement.

(d) Consultant represents and warrants that the Materials are wholly and exclusively original with Consultant; that Consultant has the full right and power to make this Agreement; that there exists no adverse claim to the Materials or any rights therein; and, that neither the Materials nor FedEx’s ownership and use thereof infringe upon any patent or copyright or any other personal or property right of any person, firm or corporation.

SECTION 12. STANDARD OF PERFORMANCE. The Work shall be performed in a good, workmanlike manner in accordance with the standards of Consultant’s profession and such other accepted standards as may be applicable to Work of this kind.

SECTION 13. CHANGES IN WORK.

(a) FedEx may order extra work or make changes by altering, adding to or deducting from the Work by signing a change order in the form of Exhibit “C” (“Change Order”). Work pursuant to a valid Change Order shall be performed subject to the conditions of this Agreement.

(b) FedEx also by written instruction to Consultant may make changes in the Work not involving extra cost and not inconsistent with the purposes of the Work without execution of a Change Order, but otherwise, no extra Work shall be done or changes made unless pursuant to a Change Order, and no claim for an addition to the Consideration, an increase in the Reimbursables or an extension of the Completion Date shall be valid unless so ordered in a signed Change Order.

(c) Upon receipt of a written request from FedEx for changes in the Work or for extra work which would affect the Consideration, the Reimbursables or the Completion Date, Consultant shall submit a statement detailing Consultant’s proposal for accomplishing the changes proposed by FedEx and the effect, if any, on the Consideration, the Reimbursables and the Completion Date. If FedEx accepts Consultant’s proposal, a Change Order shall be executed by the parties to effect the Work, the Consideration, Reimbursables and Completion Date, as agreed.

SECTION 14. COMPLIANCE WITH LAWS.

(a) Consultant agrees that it will comply with all applicable federal, state, and local laws, regulations, and codes in the performance of this Agreement. To the extent applicable to Consultant, it agrees to comply with the affirmative action requirements applicable to contracts with government contractors, as set forth in Title 41 of the Code of Federal Regulations and incorporated into this Agreement by reference.

(b) Consultant agrees to indemnify, defend and hold harmless FedEx, its officers, directors and employees from and against any and all claims, losses, demands, actions, administrative proceedings, liabilities and judgments, including reasonable attorneys’ fees and expenses, arising from Consultant’s or its subcontractor’s failure to comply with the provisions of this Section.

SECTION 15. NON-COMPETE AGREEMENT. Consultant covenants and agrees that he will not, during the Term, engage as a principal, employee, agent, consultant, independent contractor or any capacity whatsoever with a Competitor of FedEx, except with the prior written consent of FedEx, which consent will not be unreasonably withheld. For this purpose, “Competitor” shall mean, the United States Postal Service (USPS), United Parcel Service (UPS), Amazon, DHL, any of their principal affiliates or any entity succeeding to their business by reason of a change of identity, merger or consolidation. In addition to any other rights or remedies available to FedEx on breach of this covenant, FedEx shall be entitled to enforcement hereof by court injunction.

SECTION 16. MISCELLANEOUS.

(a) Assignment. This Agreement shall inure to the benefit of and be binding upon each of the Parties and their respective successors and assigns, but neither the rights nor the duties of either Party under this Agreement may be voluntarily assigned or delegated without the prior written consent of the other party, except that FedEx may assign all or any part of its rights and delegate its duties under this Agreement to a wholly-owned subsidiary.

(b) Section Headings. All section headings and captions used in this Agreement are purely for convenience and shall not affect the interpretation of this Agreement.

(c) Exhibits. All exhibits described in this Agreement shall be deemed to be incorporated in and made a part of this Agreement, except that if there is any inconsistency between this Agreement and the provisions of any exhibit the provisions of this Agreement shall control. Terms used in an exhibit and also used in this Agreement shall have the same meaning in the exhibit as in this Agreement.

(d) Applicable Law. This Agreement shall be governed by and interpreted in accordance with the laws of Tennessee without regard to or application of any conflict of law principles.

(e) Modification. Except as otherwise provided, this Agreement shall not be modified except by written agreement signed on behalf of FedEx and the Consultant by their respective authorized officers.

(f) Exclusive Agreement. This Agreement supersedes all prior understandings, representations, negotiations and correspondence between the parties, constitutes the entire agreement between them with respect to the matters described, and shall not be modified or affected by any course of dealing, course of performance or usage of trade.

(g) Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired.

(h) Waiver. The failure of either party at any time to require performance by the other of any provision of this Agreement shall in no way affect that party’s right to enforce such provision, nor shall the waiver by either party of any breach of any provision of this Agreement be taken or held to be a waiver of any further breach of the same provision or any other provision.

(i) Survival. The provisions of this Agreement which by their nature extend beyond the expiration or earlier termination of the Agreement will survive and remain in effect until all obligations are satisfied. Specifically, Consultant’s obligations to indemnify FedEx shall survive this Agreement.

(j) Disclosure. Consultant shall in each instance obtain the prior written approval of FedEx concerning exact text and timing of news releases, articles, brochures, advertisements, prepared speeches and other information releases concerning this Agreement.

(k) Further Assurances. Each party agrees that it will take such actions, provide such documents, do such things and provide such further assurances as may reasonably be requested by the other party during the term of this Agreement. Consultant agrees to provide to FedEx, from time to time, such financial information as FedEx may reasonably request to determine Consultant’s ability to perform its obligations under this Agreement.

(l) Counterparts. This Agreement may be executed in any number of counterparts and each fully executed counterpart shall be deemed an original.

(m) Notices. All notices, approvals, requests, consents and other communications given pursuant to this Agreement shall be in writing and shall be effective when received if hand-delivered, sent by facsimile, sent by Federal Express service or sent by United States certified or registered mail, addressed as follows:

If to Consultant:	T. Michael Glenn
45 South Pisgah
Eads, Tennessee 38028

If to FedEx:	FedEx Corporation.
Attn: General Counsel and Secretary
942 S. Shady Grove Road
Memphis, Tennessee 38120

SECTION 17. VALIDITY OF AGREEMENT. This Agreement shall not be valid nor binding upon FedEx unless it shall have been executed by an officer of FedEx.

IN WITNESS WHEREOF, the Parties have signed this Agreement on the date first above written.

FEDEX CORPORATION

By:	/s/ T. Michael Glenn	By:	/s/ Frederick W. Smith
(“Consultant”)
Title:
(“FedEx”)

Exhibit “A”

to that certain

Consulting Agreement

between

FedEx Corporation

(“FedEx”)

and

(“Consultant”)

SCOPE OF WORK

The Parties agree as follows:

A. Consultant shall provide strategic marketing and communications advice as determined by, and upon the request of, the Chairman and Chief Executive Officer of FedEx Corporation.

B. Consultant’s retirement on December 31, 2016 was reasonably intended to be a “separation from service” by Consultant as defined in Treas. Reg. Section 1.409A-1(h). FedEx and Consultant reasonably anticipate that the level of bona fide services that Consultant will perform under this Agreement will permanently decrease to no more than 20 percent of the average level of bona fide services performed by Consultant as an employee of FedEx over the 36 month period ending on December 31, 2016. Consultant’s services will in no event exceed 30 hours per month during the Term.

Exhibit “B”

to that certain

Consulting Agreement

between

FedEx Corporation

(“FedEx”)

and

(“Consultant”)

FEE, PAYMENT PROCEDURE AND MISCELLANEOUS ITEMS

Consultant and FedEx hereby agree as follows:

A. With respect to the payment of the Consideration, each payment specified below (including, but not limited to, each quarterly payment) shall be treated as a separately identified “payment” as defined in Treas. Reg. Section 1.409A-2(b) (2). The Consideration shall be payable as follows:

1. On January 31, 2017, FedEx shall pay Consultant the amount of EIGHT HUNDRED EIGHTY-FOUR THOUSAND ONE HUNDRED AND TWELVE DOLLARS ($884,112.00).

2. On the last day of each calendar quarter during the Term beginning on March 31, 2017, FedEx shall pay Consultant FIFTY-FOUR THOUSAND EIGHT HUNDRED DOLLARS ($54,800.00); provided, however, if this Agreement is terminated by either party pursuant to Section 2(b) hereof, the final quarterly payment shall be pro-rated to the date the Agreement is terminated.

B. With respect to travel and other miscellaneous items, during the Term:

1. FedEx shall make available to Consultant reasonable administrative assistance relating to the performance of the Work.

2. FedEx shall reimburse Consultant for any required travel expenses. Such reimbursement shall be on terms consistent with FedEx’s expense reimbursement policies and procedures.

3. FedEx shall provide computer and communications equipment, systems and support to Consultant on a basis similar to that provided to FedEx Executive Management (computer and communications equipment currently in Consultant’s possession will be transferred to him).

4. FedEx shall provide Consultant access to FedEx email on a basis consistent with that afforded to FedEx Executive Management.

5. FedEx shall provide home security monitoring services on a basis comparable to such services provided to Consultant currently and to those provided to FedEx Executive Management.

C. Invoices for Reimbursables shall be submitted by the Consultant to the following address:

FedEx Corporation Attn: Executive Vice President Marketing and Communications 942 South Shady Grove Road Memphis, Tennessee 38120

D. In addition to the payments described in this Exhibit, the Company will reimburse Consultant for the actual cost of preparing and filing his 2016 income tax returns in accordance with generally applicable policies for reimbursing officers of the Company for such costs, provided that Consultant submits such request for reimbursement in writing no later than August 31, 2017.

Exhibit “C”

to that certain

Consulting Agreement

between

FedEx Corporation

(“FedEx”)

and

(“Consultant”)

CHANGE ORDER FORM

Consulting Agreement Change Order Date:

To Consultant:

Address:

City/State:

As provided in your Consulting Agreement with FedEx Corporation dated as of                     , the following changes in the Work are made:

This Change Order when signed by the parties will have the following effect:

a.	Consideration:

                    (increase/decrease/NA)

b.	Maximum Reimbursable Amount:

                    (increase/decrease/NA)

c.	Completion Date:

This Change Order in no other way alters the terms and conditions of the Consulting Agreement which are ratified and confirmed other than as amended by this Change Order.

FEDEX CORPORATION

By:	By:

Title:	Title:
(“Consultant”)	(“FedEx”)